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                                 U-SHIP, INC.
                   COMPUTATION OF NET LOSS PER COMMON SHARE


                                                             For The Year Ended June 30,
                                                             ---------------------------
                                                                     1995           1996
                                                             ------------   ------------
Weighted average number of issued shares outstanding           1,671,268      1,973,295

Effect of cheap stock
   Common shares canceled during 1996 (1)                       (200,000)      (200,000)
   Dilutive effect of cheap stock after application of
      treasury stock method (1)                                  157,491        157,491
                                                             ------------   ------------
Shares outstanding used to compute net loss per share          1,628,759      1,930,786
                                                             ------------   ------------
                                                             ------------   ------------

Net Loss                                                     ($1,195,314)   ($2,184,287)
                                                             ------------   ------------
                                                             ------------   ------------
Net Loss Per Common Share                                         ($0.73)        ($1.13)
                                                             ------------   ------------
                                                             ------------   ------------
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(1) Cheap stock and common shares cancelled during the past year are included in the computation for all periods presented in accordance with Staff
    Accounting Bulletin Topic 4 (D).